EX-99.1

Press Release
EMCORE Corporation Reports Fiscal 2005 Third Quarter and Nine-Month Results
  Revenues increase 57% from a year ago and 9% sequentially to $33.2 million;
  Gross margins improve to 20%;
  Company increases revenue guidance for fourth quarter to $34-$35 million

SOMERSET, New Jersey, August 2, 2005 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, today announced its financial results for the fiscal 2005 third quarter ended June 30, 2005.

Revenues for the third quarter of fiscal 2005 were $33.2 million, an increase of 57% from the $21.2 million reported in the third quarter of fiscal 2004, and an increase of $2.8 million, or 9%, from the $30.4 million in the previous quarter. All three of the Company’s operating segments; Fiber Optics, Photovoltaics and Electronic Materials and Devices, posted revenue increases year over year. Sequentially, Fiber Optics and Photovoltaics increased, while Electronic Materials and Devices decreased marginally by $250,000. Gross profit for the quarter was $6.7 million, an increase of $6.3 million from the $400,000 gross profit reported a year earlier. Gross margins of 20% increased 2 percentage points from the 18% gross margins recorded in the previous quarter. For the nine-months ended June 30, 2005, revenues totaled $90.6 million, an increase of 34% or $23.1 million, as compared to the $67.5 million recorded for the nine months ended June 30, 2004.

Operating expenses, excluding $2.4 million of restructuring and severance charges, totaled $10.1 million, a decrease of $2.1 million or 17% from the same quarter last year. Sequentially, operating expenses, excluding restructuring and severance charges increased by $1.1 million. For the nine-month period, operating expenses, excluding restructuring and severance charges totaled $29.3 million, a decrease of $5.7 million or 16%, as compared to the same period a year ago. During the quarter the Company incurred $1.8 million of restructuring charges and $600,000 in severance charges predominantly in connection with the April 2005 announcement of the closing of its City of Industry, CA photovoltaics operation and relocation to Albuquerque, NM. Additional restructuring charges of approximately $1.3 million are expected until the relocation is completed sometime in the fourth quarter of calendar 2005. All severance charges related to the facility closure have been accrued for in the current quarter.

EMCORE reported an operating loss, excluding the aforementioned restructuring and severance charges, of $3.4 million, a decrease of $8.4 million as compared to the same period last year. Sequentially, the operating loss, excluding severance and restructuring charges, decreased by $100,000. For the nine month period, the operating loss, excluding restructuring and severance charges was $14.9 million, a decrease of $13.7 million from the same period a year ago.

EMCORE reported a net loss for the quarter of $7.4 million, or $(0.16) per basic and diluted share. Excluding restructuring and severance, the net loss amounted to $5.1 million, or ($0.11) per basic and diluted share. This compares to a net loss of $12.5 million, or ($0.27) per basic and diluted share for the same quarter a year ago.

Cash, cash equivalents and marketable securities at June 30, 2005 totaled approximately $36.5 million. Income before interest, taxes, depreciation, amortization, other non-cash items, and prior to the restructuring and severance charges (adjusted EBITDA) was approximately $541,000, an improvement of $231,000 from the previous quarter.

Management Discussion and Outlook

“We are continuing to improve on our strong second quarter results as revenues increased this quarter by 9%. Gross margins also improved to 20%, an increase of 16 percentage points since the beginning of the fiscal year and 2 percentage points higher than last quarter. For the second consecutive quarter we achieved EBITDA positive results, net of restructuring and severance charges and other non-cash items,” commented Mr. Reuben F. Richards Jr., President & CEO. “The acquisition of JDS Uniphase’s CATV operation, provides EMCORE with the most complete CATV product line in the industry and also helps us in the emerging FTTX marketplace,” added Mr. Richards. Looking ahead, Mr. Richards stated, “We are increasing revenue guidance for our fourth quarter to approximately $34-$35 million. Total annual revenues are expected to exceed $120 million for fiscal 2005 representing a 34% increase over fiscal 2004. Continued strength in our Fiber Optics segment, and the emergence of FTTX products are driving growth and profitability.”

Company & Quarterly Highlights

EMCORE acquired the assets of JDS Uniphase’s CATV business which had revenues of approximately $20 million over the prior completed four quarters. EMCORE paid JDS Uniphase $1.5 million at closing and has agreed to purchase between $2.5 million and $3.5 million of components and parts for use in the manufacture of the acquired products over the next two years. EMCORE will also assume some open purchase orders for inventory components, and will pay JDS Uniphase a royalty on licensed intellectual property. The acquired businesses will be a part of EMCORE’s fiber optic operating segment. EMCORE management anticipates that this transaction will increase the Company’s projected fiscal 2006 revenues by $10 million to $15 million.

EMCORE will discuss the results further on a conference call to be held tomorrow, Wednesday, August 3, 2005 at 9:00 a.m. ET. To participate in the call, U.S. callers should dial (toll free) 800 683-1525 and international callers should dial 973 935-2100. A replay of the call will be available beginning August 3, 2005 at 11:15 a.m. ET until August 10, 2005 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-519-4471, for international callers it is 973-341-3080, and the access code is 6224906#. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. EMCORE has three operating segments: Fiber Optics, Photovoltaics, and Electronic Materials and Devices. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders in the transport of voice, data, and video over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and cell phones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

Disclaimer

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements include, without limitation, (a) any statements or implications regarding EMCORE’s ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE’s financial performance, (ii) EMCORE’s continued leadership in technology and manufacturing in its markets, and (iii) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to anticipated revenues for the third quarter of fiscal 2005. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE’s cost reduction efforts may not be successful in achieving their expected benefits, or may negatively impact EMCORE’s operations; (b) reduced revenues resulting from the TurboDisc sale; (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

EMCORE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months ended June 30, 2005 and 2004
(in thousands, except income (loss) per share)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004

Revenue	$33,234	$21,225	$90,628	$67,530
Cost of revenue	26,503	20,811	76,293	61,255
Gross profit	6,731	414	14,335	6,275

Operating expenses:
Selling, general and administrative	6,064	5,723	16,102	16,674
Research and development	4,061	6,535	13,189	18,295
Severance charges	559	-	1,208	-
Restructuring charges	1,759	-	1,759	-
Total operating expenses	12,443	12,258	32,258	34,969
Operating loss	(5,712)	(11,844)	(17,923)	(28,694)

Other (income) expenses:
Interest income	(297)	(201)	(779)	(558)
Interest expense	1,202	1,205	3,606	4,915
Gain from debt extinguishment	-	-	-	(12,312)
Equity in net loss (income) of GELcore	778	(341)	703	(557)
Total other expenses (income)	1,683	663	3,530	(8,512)
Loss from continuing operations	(7,395)	(12,507)	(21,453)	(20,182)

Discontinued operations:
Loss from discontinued operations	-	-	-	(2,045)
Gain on disposal of discontinued operations	-	-	12,476	19,584
Income from discontinued operations	-	-	12,476	17,539

Net loss	$(7,395)	$(12,507)	$(8,977)	$(2,643)

Per Share Data:
Basic and diluted per share data:
Loss from continuing operations	$(0.16)	$(0.27)	$(0.45)	$(0.48)
Income from discontinued operations	-	-	0.26	0.42
Net loss	$(0.16)	$(0.27)	$(0.19)	$(0.06)

Weighted average shares outstanding used in per basic and diluted share calculations	47,426	46,598	47,228	42,106

EMCORE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2005 and September 30, 2004
(in thousands)
(unaudited)

	As of June 30,	As of September 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$16,037	$19,422
Marketable securities	20,500	32,150
Accounts receivable, net	27,273	20,775
Receivables, related parties	4,117	215
Inventories, net	21,050	14,839
Prepaid expenses and other current assets	1,555	2,496
Total current assets	90,532	89,897

Property, plant and equipment, net	58,103	65,354
Goodwill	34,167	33,584
Intangible assets, net	5,917	5,177
Investments in unconsolidated affiliates	12,364	10,003
Receivables, related parties	169	3,754
Other assets, net	6,722	5,474
Total assets	$207,974	$213,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,994	$16,064
Accrued expenses	18,853	15,292
Convertible subordinated note, current portion	15,775	-
Total current liabilities	48,622	31,356

Convertible subordinated note	80,276	96,051
Other liabilities	11	27
Total liabilities	128,909	127,434

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 47,768 shares issued and 47,748 outstanding at June 30, 2005; 46,951 shares issued and 46,931 outstanding at September 30, 2004	391,838	389,750
Accumulated deficit	(311,841)	(302,864)
Accumulated other comprehensive loss	-	(111)
Shareholders’ notes receivable	-	(34)
Treasury stock, at cost; 20 shares	(932)	(932)
Total shareholders’ equity	79,065	85,809
Total liabilities and shareholders’ equity	$207,974	$213,243

In accordance with applicable regulations, a non-GAAP reconciliation is provided below, which allows investors to reconcile the non-GAAP measures discussed above to GAAP.  A non-GAAP financial measure is a numerical measure of a company's performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP NET LOSS AND NET LOSS PER SHARE
(in thousands, except loss per share)
(unaudited)
	Three Months Ended June 30,
	2005	2004

Net loss	$(7,395)	$(12,507)
Adjustments:
Severance charges	559	-
Restructuring charges	1,759	-
Non GAAP net loss	$(5,077)	$(12,507)

Non-GAAP net loss per basic and diluted share	$(0.11)	$(0.27)

EMCORE CORPORATION
RECONCILIATION OF NET LOSS (INCOME) AND ADJUSTED EBITDA
(in thousands)
(unaudited)
	For the Three Months Ended
	June 30, 2005	March 31, 2005

Net (loss) income	$(7,395)	$7,559
Adjustments:
Depreciation and amortization	3,586	3,675
Gain on disposal of discontinued operations	-	(12,476)
Severance charges	559	177
Restructuring charges	1,759	-
Interest expense, net	905	953
Equity in net loss (income) of GELcore	778	297
Compensatory stock issuances	218	180
Reduction of note receivable due for services received	130	130
Provision for doubtful accounts	1	(185)
Total adjustments to net (loss) income	(7,936)	(7,249)

Adjusted EBITDA	$541	$310

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
(in thousands)
(unaudited)
	Three Months Ended June 30,
	2005	2004

Operating expenses	$12,443	$12,258
Adjustments:
Severance charges	(559)	-
Restructuring charges	(1,759)	-

Non GAAP operating expenses	$10,125	$12,258

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP OPERATING LOSS
(in thousands)
(unaudited)

	Three Months Ended June 30,
	2005	2004

Operating loss	$(5,712)	$(11,844)
Adjustments:
Severance charges	559	-
Restructuring charges	1,759	-

Non GAAP operating loss	$(3,394)	$(11,844)

CONTACT

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

or

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com